Exhibit 99.1

MarketAxess Reports Third Quarter 2022 Results

NEW YORK | October 19, 2022 - MarketAxess Holdings Inc. (Nasdaq: MKTX) the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced financial results for the third quarter of 2022.

3Q22 financial and operational highlights*

•  Record levels of estimated market share driving strong growth in trading volume. Estimated market share records across composite corporate bond[1] (+170 bps), high-yield (+400 bps), Eurobonds (+450 bps) and municipals (+270 bps).

•  Revenues of $172.1 million, up 6%. Excluding the impact of foreign currency fluctuations, revenues would have increased approximately 9%.

•  Total expenses of $95.8 million, up 9%. Excluding the impact of foreign currency fluctuations, expenses would have increased approximately 13%.

•  Diluted EPS of $1.58 on net income of $59.3 million, compared to $1.52 in the prior year, representing an increase of 4%.

•  $94.3 million in EBITDA, up 6%, and EBITDA margin of 54.8%, in line with the prior year.

•  Board declared $0.70 per share dividend.

•  Record 1,972 total active clients, up 7%, and a record 993 active international clients, up 6%, reflecting the continued expansion of our global liquidity pool.

•  Record 11,530 active traders on the platform, up 6% from the prior year.

•  Total trading average daily volume (“ADV”) of $31.4 billion, up 32%, driven by an 18% increase in total credit ADV to $11.0 billion and a 42% increase in U.S. Treasury ADV to $20.1 billion.

•  $260 million in estimated transaction cost savings[2] for clients via Open Trading®, our differentiated liquidity pool; $699 million in estimated transaction cost savings[2] year-to-date, up 57%.

•  Record $25 billion in portfolio trading volume, up from $9 billion in 3Q21 and $23 billion in 2Q22.

*   All comparisons versus third quarter 2021 unless otherwise noted.

Rick McVey, Chairman of the Board and CEO of MarketAxess, commented:

“We delivered another quarter of record market share gains across our expanded product set in the third quarter, driven by increased value for clients from Open Trading liquidity. Our diversified liquidity pool is helping both investor and dealer clients navigate through incredibly difficult and volatile fixed-income trading conditions. The foundation of our business has never been stronger with growing market share in existing as well as new products, an expanded global footprint and record numbers of active clients.

We believe the growth in both public and private debt around the world, combined with higher interest rates, creates a long runway for growth in fixed income e-trading in the years ahead. We are in a strong position to capitalize on this opportunity due to our significant global institutional client network and our unique capabilities in all-to-all trading.”

Table 1: 3Q22 select financial results

$ In millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	EBITDA	EBITDA Margin (%)
3Q22	$172	$76	$59	$1.58	$94	55%
3Q21	$162	$74	$58	$1.52	$89	55%

% Change	6%	3%	2%	4%	6%	0%

Table 1A: 3Q22 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[3]	Total ADV	High-Grade	High-Yield	Emerging Markets	Eurobonds	Other Credit	Total Credit	US Govt. Bonds	Agcy./Other Govt. Bonds	Total Rates
3Q22	64/64	$31,440	$5,124	$1,626	$2,592	$1,255	$377	$10,974	$20,133	$333	$20,466
3Q21	64/65	$23,836	$4,341	$1,299	$2,407	$1,173	$91	$9,311	$14,226	$299	$14,525

% Change		32%	18%	25%	8%	7%	314%	18%	42%	11%	41%

Table 1B: 3Q22 estimated market share

	CREDIT														RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High- YieldCombined		Emerging Markets		Eurobonds		Composite Corporate Bond[1]		Municipals		US Govt. Bonds
3022	21.1%		19.3%		20.6%		20.6%		17.6%		20.6%		4.9%		3.5%
3Q21	21.4%		15.3%		19.6%		17.0%		13.1%		18.9%		2.2%		2.6%

Bps Change	(30	) bps	+400	bps	+100	bps	+360	bps	+450	bps	+170	bps	+270	bps	+90	bps
3Q19 Pre-Pandemic Levels	20.2%		11.9%		17.9%		11.5%		9.0%		15.7%		0.7%		—

Bps Change 3Q22 vs. 3Q19	+90	bps	+740	bps	+270	bps	+910	bps	+860	bps	+490	bps	+420	bps	+350	bps

Overview of results

Revenues and Trading Volumes

Credit

•

Total credit commission revenue of $147.6 million (including $31.3 million in fixed-distribution fees) increased $8.7 million, or 6%, compared to $138.9 million (including $30.6 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher trading volumes and strong estimated market share gains across most credit products, partially offset by lower average variable transaction fees per million (“FPM”). The decline in average FPM for total credit to $165.60, compared to $181.43 in the third quarter of 2021, was mainly due to the lower duration of bonds traded in U.S. high-grade, driven principally by higher bond yields, as well as product mix-shift.

•	92% of credit volume on the platform was executed by institutional clients.

•	Record 37% of total credit trading volume was executed via Open Trading, up from 34% in the prior year.

•	Estimated total transaction cost savings[2] via Open Trading were approximately $260 million, and $699 million year-to-date. Average transaction cost savings per million[2] via Open Trading was $1,141.

•	Record composite corporate bond[1] estimated market share of 20.6%, up from 18.9%.

•	21.1% U.S. high-grade estimated market share on an 18% increase in ADV.

•	Record U.S. high-yield estimated market share of 19.3%, up from 15.3% in the prior year on ADV of $1.6 billion, representing an increase of 25%.

•	Emerging markets ADV of $2.6 billion, up 8%; up approximately 12% excluding the impact of foreign currency fluctuations.

•	Record Eurobonds estimated market share of 17.6% on ADV of $1.3 billion, up 7%. Excluding the impact of foreign currency fluctuations, Eurobonds ADV would have increased approximately 25%.

•	Record municipal bond estimated market share of 4.9%, up from 2.2%, on record trading volume of $23.1 billion.

Rates

•

Total rates commission revenue of $5.5 million increased $1.6 million, or 42%, compared to the prior year, driven by a 42% increase in U.S. Treasury ADV to $20.1 billion on strong estimated market share gains. The average FPM for total rates products was $4.17, compared to $4.11 in the third quarter of 2021.

•	3.5% U.S. Treasury estimated market share, up from 2.6%.

•	226 active participants on the platform, up from 122 in the prior year.

Information services & post-trade services

•

Information services revenue of $9.7 million increased $0.1 million, or 1%, compared to the prior year. The increase in revenue was principally driven by new data contract revenue, mainly offset by the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, information services revenue would have increased approximately 10%.

•

Post-trade services revenue of $9.0 million decreased $0.4 million, or 5%, compared to the prior year. The decrease in revenue was principally driven by the impact of currency fluctuations, which was offset by net new contract revenue and higher transaction reporting revenue on higher volumes. Excluding the impact of foreign currency fluctuations and one-time revenue activity, post-trade services revenue would have increased approximately 8%.

Expenses

•

Total expenses of $95.8 million increased $7.7 million, or 9%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of the increase in headcount, increased investments to enhance the trading system and data products, as well as higher technology and communication expenses due to higher subscription costs, cloud hosting expense and platform licensing fees. Excluding the impact of foreign currency fluctuations, total expenses would have increased approximately 13%.

Non-operating

•

Other income (expense): Other income was $2.6 million, up from $0.5 million in the prior year. The current quarter included higher investment income of $1.3 million due to rising interest rates and $0.9 million of income from the Company’s unconsolidated equity investment.

•

Tax rate: The effective tax rate was 24.8%, compared to 22.2% in the prior year. The higher effective tax rate was driven by a $1.7 million decrease in estimated excess tax benefits related to share based compensation awards.

Capital

•	The Company had $352.0 million in cash, cash equivalents and investments; there are no outstanding borrowings under the Company’s credit facility.

•	The Board declared a quarterly cash dividend of $0.70 per share, payable on November 16, 2022 to stockholders of record as of the close of business on November 2, 2022.

Other

•	The Company had a record 1,972 total active client firms and a record 993 active international client firms, representing year-over-year increases of 7% and 6%, respectively.

•	The Company also had record active traders of 11,530 (up 6%), consisting of a record 6,121 domestic traders (up 4%) and a record 5,409 international traders (up 9%).

•

Employee headcount was 732 as of September 30, 2022, compared to 671 as of September 30, 2021, and 676 as of December 31, 2021. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

Guidance for 2022

•

Based on the progression of operating expenses and the impact of foreign currency fluctuations year-to-date, the Company is refining its previously stated full year 2022 expense guidance range of $385.0 million to $415.0 million, to a range of $390.0 million to $398.0 million, which at the midpoint implies 9% growth in full year 2022 expenses versus the prior year. The Company is also refining its previously stated full year 2022 capital expenditure guidance range of $58.0 million to $62.0 million, to a range of $48.0 million to $52.0 million, mainly due to a transition from purchasing to leasing fixed assets and the impact of foreign currency fluctuations year-to-date.

•	The Company is re-confirming that it expects the full year effective tax rate to be at the upper-end of the previously stated range of 24.0% to 26.0%.

[1]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess Post-Trade data which is currently estimated to represent approximately 70% of the total European market) product areas.

[2]

Estimated transaction cost savings consists of estimated liquidity taker cost savings (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider cost savings (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[3]	Please refer to the Company’s website at investor.marketaxess.com/volume for more information on trading days.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and EBITDA margin and GAAP cash flow from operating activities to free cash flow.

Webcast and conference call information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 19, 2022 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 1,900 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through the full trading lifecycle, including automated trading solutions, intelligent data products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 2: Consolidated Statements of Operations

In thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2022	2021	% Change	2022	2021	% Change
Revenues
Commissions	$153,164	$142,826	7.2%	$482,740	$475,095	1.6%
Information services	9,711	9,608	1.1	28,916	28,614	1.1
Post-trade services	9,000	9,444	(4.7)	28,056	29,553	(5.1)
Other	237	215	10.2	686	629	9.1

Total revenues	172,112	162,093	6.2	540,398	533,891	1.2

Expenses
Employee compensation and benefits	44,805	40,878	9.6	137,996	129,698	6.4
Depreciation and amortization	15,302	13,964	9.6	45,716	38,840	17.7
Technology and communications	14,169	10,665	32.9	38,851	31,245	24.3
Professional and consulting fees	7,560	10,847	(30.3)	26,101	31,191	(16.3)
Occupancy	3,381	3,265	3.6	10,468	9,882	5.9
Marketing and advertising	1,797	1,821	(1.3)	6,535	6,153	6.2
Clearing costs	4,211	3,269	28.8	13,049	12,335	5.8
General and administrative	4,576	3,381	35.3	12,479	9,893	26.1

Total expenses	95,801	88,090	8.8	291,195	269,237	8.2

Operating income	76,311	74,003	3.1	249,203	264,654	(5.8)
Other income (expense)
Investment income	1,433	108	NM	1,746	322	NM
Interest expense	(138)	(314)	(56.1)	(648)	(676)	(4.1)
Equity in earnings of unconsolidated affiliate	869	—	NM	1,060	—	NM
Other, net	388	697	(44.3)	7,499	(1,952)	NM

Total other income (expense)	2,552	491	NM	9,657	(2,306)	NM

Income before income taxes	78,863	74,494	5.9	258,860	262,348	(1.3)
Provision for income taxes	19,556	16,536	18.3	67,862	56,645	19.8

Net income	$59,307	$57,958	2.3	$190,998	$205,703	(7.1)

Per Share Data:
Net income per common share
Basic	$1.58	$1.54		$5.10	$5.49
Diluted	$1.58	$1.52		$5.07	$5.40
Cash dividends declared per common share	$0.70	$0.66		$2.10	$1.98
Weighted-average common shares:
Basic	37,479	37,529		37,464	37,502
Diluted	37,567	38,084		37,666	38,114

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2022	2021	% Change	2022	2021	% Change
Variable transaction fees
Credit	$116,309	$108,323	7.4%	$370,793	$376,065	(1.4)%
Rates	5,463	3,825	42.8	17,674	11,580	52.6

Total variable transaction fees	121,772	112,148	8.6	388,467	387,645	0.2

Fixed distribution fees
Credit	31,328	30,609	2.3	94,098	87,251	7.8
Rates	64	69	(7.2)	175	199	(12.1)

Total fixed distribution fees	31,392	30,678	2.3	94,273	87,450	7.8

Total commission revenue	$153,164	$142,826	7.2	$482,740	$475,095	1.6

Average variable transaction fee per million
Credit	165.60	181.43	(8.7)	168.00	186.14	(9.7)
Rates	4.17	4.11	1.4	4.09	3.94	3.8

Table 4: Trading Volume Detail*

	Three Months Ended September 30,
In millions (unaudited)	2022		2021		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$327,916	$5,124	$277,837	$4,341	18.0%	18.0%
High-yield	104,066	1,626	83,136	1,299	25.2	25.2
Emerging markets	165,910	2,592	154,034	2,407	7.7	7.7
Eurobonds	80,305	1,255	76,215	1,173	5.4	7.0
Other credit	24,159	377	5,824	91	314.8	314.3

Total credit trading	702,356	10,974	597,046	9,311	17.6	17.9

Rates
U.S. Government Bonds	1,288,543	20,133	910,439	14,226	41.5	41.5
Agency and other government bonds	21,281	333	19,295	299	10.3	11.4

Total rates trading	1,309,824	20,466	929,734	14,525	40.9	40.9

Total trading	$2,012,180	$31,440	$1,526,780	$23,836	31.8	31.9

Number of U.S. Trading Days[1]		64		64
Number of U.K. Trading Days[2]		64		65

	Nine Months Ended September 30,
In millions (unaudited)	2022		2021		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,029,794	$5,478	$965,291	$5,135	6.7%	6.7%
High-yield	314,721	1,674	287,111	1,527	9.6	9.6
Emerging markets	530,964	2,824	488,895	2,601	8.6	8.6
Eurobonds	263,862	1,411	260,082	1,376	1.5	2.5
Other credit	67,820	361	19,004	101	256.9	257.4

Total credit trading	2,207,161	11,748	2,020,383	10,740	9.2	9.4

Rates
U.S. Government Bonds	4,248,009	22,596	2,891,042	15,378	46.9	46.9
Agency and other government bonds	74,644	397	47,827	254	56.1	56.3

Total rates trading	4,322,653	22,993	2,938,869	15,632	47.1	47.1

Total trading	$6,529,814	$34,741	$4,959,252	$26,372	31.7	31.7

Number of U.S. Trading Days[1]		188		188
Number of U.K. Trading Days[2]		187		189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$318,699	$506,735
Cash segregated under federal regulations	50,523	50,159
Investments, at fair value	33,294	36,078
Accounts receivable, net	87,550	63,881
Receivables from broker-dealers, clearing organizations and customers	584,654	408,346
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	99,887	116,377
Furniture, equipment, leasehold improvements and capitalized software, net	93,512	96,061
Operating lease right-of-use assets	66,662	70,960
Prepaid expenses and other assets	70,177	27,066

Total assets	$1,559,747	$1,530,452

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$45,217	$59,719
Payables to broker-dealers, clearing organizations and customers	336,885	229,325
Income and other tax liabilities	28,257	40,456
Accounts payable, accrued expenses and other liabilities	47,362	71,218
Operating lease liabilities	83,286	88,425

Total liabilities	541,007	489,143

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	330,294	330,262
Treasury stock	(320,252)	(232,712)
Retained earnings	1,068,662	956,966
Accumulated other comprehensive loss	(60,087)	(13,330)

Total stockholders’ equity	1,018,740	1,041,309

Total liabilities and stockholders’ equity	$1,559,747	$1,530,452

Table 6: Reconciliation of Net Income to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2022	2021	2022	2021
Net income	$59,307	$57,958	$190,998	$205,703
Add back:
Interest expense	138	314	648	676
Provision for income taxes	19,556	16,536	67,862	56,645
Depreciation and amortization	15,302	13,964	45,716	38,840

EBITDA	$94,303	$88,772	$305,224	$301,864

EBITDA margin[1]	54.8%	54.8%	56.5%	56.5%

Table 7: Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2022	2021	2022	2021
Cash flows from operating activities	$85,098	$62,813	$155,005	$136,380
Exclude: Net change in trading investments	(445)	—	(445)	5,569
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(2,227)	55,195	45,939	121,969
Less: Purchases of furniture, equipment and leasehold improvements	(3,961)	(4,758)	(6,642)	(14,567)
Less: Capitalization of software development costs	(8,548)	(8,191)	(27,109)	(24,650)

Free cash flow	$69,917	$105,059	$166,748	$224,701

[1]	EBITDA margin is derived by dividing EBITDA by revenue for the applicable period.